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                                                        EXHIBIT 21

        SUBSIDIARIES OF THE COMPANY

 Maska U.S., Inc.
 Sport Maska Inc.
 SLM Trademark Acquisition Corp.
 SLM Trademark Acquisition Canada Corporation
 Sport Maska Europe S.A.R.L.
 Maska H.K. Limited
 Sports Holdings Corp.
 KHF Finland Oy
 KHF Sports Oy
 WAP Holdings Inc.
 JOFA Holding AB
 JOFA AB
 JOFA Norge A/S
 J.W.Verwaltungsgesellschaft mbH
 Solte Kunstoffverarbeltungsgesellschaft mbH
 2867923 Canada Inc.